Exhibit 99.1

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements

To the Board of Directors and Shareholders

US BioEnergy Corporation

We have audited the consolidated balance sheets of US BioEnergy Corporation and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statement, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 123(R) “Share-Based Payment” in 2006 and the Company adopted FASB Interpretation No. 48 “Accounting for Uncertainties in Income Taxes” in 2007.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 14, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ McGladrey & Pullen, LLP

Minneapolis, Minnesota

March 14, 2008

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

To the Board of Directors and Shareholders

US BioEnergy Corporation

We have audited US BioEnergy Corporation and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Controls Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of US BioEnergy Corporation as of December 31, 2007 and 2006 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007 and our report dated March 14, 2008 expressed an unqualified opinion on those statements.

/s/ McGladrey & Pullen, LLP

Minneapolis, Minnesota

March 14, 2008

US BioEnergy Corporation

Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$54,432	$170,099
Receivables (Related party 2007, $36,233; 2006, $11,163)	42,609	40,958
Inventories	40,368	28,420
Prepaid expenses and other current assets	9,989	7,306
Deferred income taxes	4,279	—

Total current assets	151,677	246,783

Goodwill	63,991	65,489
Other long-term assets	10,036	9,294

	74,027	74,783

Property and equipment, net	943,141	408,814

Total assets	$1,168,845	$730,380

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current maturities of long-term debt	$17,024	$8,131
Accounts payable	10,035	45,489
Accrued expenses and other current liabilities	20,170	5,483
Deferred income taxes	—	2,913
Notes payable	—	1,815

Total current liabilities	47,229	63,831

Long-term debt	413,298	140,128
Construction payable (Related party 2007, $21,750; 2006, $14,354)	31,488	14,944
Deferred income taxes	47,839	27,099
Other long-term liabilities	811	—

Total long-term liabilities	493,436	182,171

Total liabilities	540,665	246,002

Minority interest in consolidated subsidiary	3,921	—

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, $0.01 par value, authorized 75,000,000 shares, issued none	—	—
Common stock, $0.01 par value, authorized 750,000,000 shares; 79,582,679 and 67,968,885 shares issued and outstanding as of December 31, 2007, and December 31, 2006, respectively	796	679
Additional paid-in capital	589,710	467,552
Retained earnings	33,753	16,147

Total shareholders’ equity	624,259	484,378

Total liabilities and shareholders’ equity	$1,168,845	$730,380

See notes to consolidated financial statements.

US BioEnergy Corporation

Consolidated Statements of Operations

Years Ended December 31, 2007, 2006 and 2005

(in thousands, except per share data)

	2007	2006	2005
Revenues:
Product sales (Related party 2007, $502,153; 2006, $61,927)	$575,120	$105,692	$—
Other revenues	13,494	18,843	16,415

Total revenues	588,614	124,535	16,415

Cost of goods sold:
Cost of product sales	511,430	66,081	—
Other cost of goods sold	6,235	12,286	12,987

Total cost of goods sold	517,665	78,367	12,987

Gross profit	70,949	46,168	3,428
Selling, general and administrative expenses	41,130	27,089	8,016
Loss on impairment of assets	2,471	—	—

Operating income (loss)	27,348	19,079	(4,588)

Other income (expense):
Interest expense	(8,609)	(2,076)	(467)
Interest income	6,587	2,436	319
Other income, net	880	9,814	104
Equity in net income of unconsolidated subsidiary	2,827	456	—

Total other income (expense), net	1,685	10,630	(44)

Income (loss) before income taxes and minority interest	29,033	29,709	(4,632)
Income tax expense (benefit)	11,706	9,668	(401)

Income (loss) before minority interest	17,327	20,041	(4,231)
Minority interest in net loss of subsidiary	79	391	—

Net income (loss)	$17,406	$20,432	$(4,231)

Income (loss) per common share:
Basic	$0.24	$0.41	$(0.38)
Diluted	$0.23	$0.41	$(0.38)
Weighted average shares outstanding:
Basic	73,205	49,522	11,182
Diluted	74,112	50,440	11,182

See notes to consolidated financial statements.

US BioEnergy Corporation

Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2007, 2006 and 2005

(in thousands, except share data)

	Number of Class A Shares	Class A Common Stock	Class B Common Stock	Class B Common Stock Subscribed	Additional Paid-in Capital	Class B Common Stock Subscriptions Receivable	Retained Earnings (Deficit)	Total
Balance, December 31, 2004		$—	$27	$4,750	$1,219	$(4,750)	$(54)	$1,192
Issuance of 964,969 shares of Class B common stock		—	9	(1,263)	1,254	1,263	—	1,263
Conversion of shares of Class B common stock to Class A common stock	6,250,000	62	(36)	—	(26)	—	—	—
Issuance of shares of Class A common stock	24,590,125	246	—	(3,487)	100,523	3,487	—	100,769
Issuance of stock options for services		—	—	—	3,552	—	—	3,552
Costs of raising capital		—	—	—	(95)	—	—	(95)
Net loss		—	—	—	—	—	(4,231)	(4,231)

Balance, December 31, 2005	30,840,125	308	—	—	106,427	—	(4,285)	102,450
Issuance of shares of Class A common stock	36,888,308	369	—	—	376,884	—	—	377,253
Costs of raising capital		—	—	—	(16,156)	—	—	(16,156)
Stock issued under employee plans, net of cancellations	240,452	2	—	—	(2)	—	—	—
Stock-based compensation		—	—	—	399	—	—	399
Net income		—	—	—	—	—	20,432	20,432

Balance, December 31, 2006	67,968,885	679	—	—	467,552	—	16,147	484,378
Issuance of shares of Class A common stock in connection with acquisition	11,292,168	113	—	—	119,245	—	—	119,358
Stock options exercised	25,750	—	—	—	108	—	—	108
Stock issuances under employee plans, net of shares withheld for taxes and cancellations	290,390	4	—	—	(179)	—	—	(175)
Issuance of common stock under employee stock purchase plan	5,486	—	—	—	45	—	—	45
Stock-based compensation		—	—	—	2,939	—	—	2,939
FIN 48 adjustment		—	—	—	—	—	200	200
Net income		—	—	—	—	—	17,406	17,406

Balance, December 31, 2007	79,582,679	$796	$—	$—	$589,710	$—	$33,753	$624,259

See notes to consolidated financial statements.

US BioEnergy Corporation

Consolidated Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005

(Dollars in thousands)

	2007	2006	2005
Cash Flows from Operating Activities
Net income (loss)	$17,406	$20,432	$(4,231)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	23,271	6,487	322
Amortization	1,189	1,031	487
Minority interest in net loss of subsidiary	(79)	(391)	—
Equity in net income of unconsolidated subsidiary	(2,827)	(456)	—
Distribution received from unconsolidated subsidiary	1,347	—	—
Stock-based compensation expense	2,939	399	3,552
Deferred income taxes	13,214	9,905	(677)
Change in derivative financial instruments	19,650	(6,785)	—
Gain on sale of 50% interest in Provista	—	(1,764)	—
Loss on impairment of assets	2,471	—	—
Other, net	666	—	—
Other changes in operating assets and liabilities, exclusive of acquisitions and dispositions:
Receivables	(11,487)	(34,191)	(11,219)
Inventories	(11,948)	(28,884)	(9,833)
Accounts payable	(18,025)	13,762	14,428
Accrued expenses and other current liabilities	16,012	3,012	899
Other, net	(24,724)	619	(52)

Net cash provided by (used in) operating activities	29,075	(16,824)	(6,324)

Cash Flows from Investing Activities
Purchases of property and equipment	(369,806)	(206,010)	(53,388)
Proceeds from the disposition of subsidiaries	4,826	2,400	—
Acquisitions of development stage companies, net of cash received	(15,633)	(21,481)	—
Deposits	4,307	(4,307)	—
Other, net	107	(830)	455

Net cash used in investing activities	(376,199)	(230,228)	(52,933)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	299,617	119,242	6,250
Payments of long-term debt	(51,429)	(1,645)	—
Net change in notes payable	(1,815)	13,951	(6,043)
(Decrease) increase in checks written on controlled disbursement account	(13,270)	6,787	3,556
Deferred financing costs paid	(1,717)	(977)	(1,032)
Proceeds from the issuance of shares of common stock	71	255,499	96,317
Deferred offering costs paid	—	(16,156)	(99)

Net cash provided by financing activities	231,457	376,701	98,949

Net (decrease) increase in cash and cash equivalents	(115,667)	129,649	39,692
Cash and Cash Equivalents
Beginning of year	170,099	40,450	758

End of year	$54,432	$170,099	$40,450

Supplemental Disclosure of Noncash Financing and Investing Activities
Property and equipment acquired through accounts payable	$31,488	$28,553	$12,318
Property and equipment acquired through the issuance of 73,500 shares of Class A common stock	—	—	294
Costs of raising capital in accounts payable	—	70	—
Non cash issuance of common stock	119,358	121,754	4,452
Supplemental Disclosures of Cash Flow information
Cash payments for interest, of which $16,637, $4,245 and $32 was capitalized in 2007, 2006 and 2005, respectively	20,007	5,936	469
Cash payments for income taxes	94	614	—

See notes to consolidated financial statements

US BioEnergy Corporation

Notes to Consolidated Financial Statements

Note 1:    Basis of Presentation and Significant Accounting Policies

Description of Business:

The Company owns and operates plants that produce corn-based ethanol and distillers grains utilizing dry-grind technology. The Company conducts its business through wholly-owned subsidiaries, as well as businesses that it owns less than a majority, or non-controlling interest in.

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of US BioEnergy Corporation (US BioEnergy or USBE) and its wholly-owned subsidiaries, US Bio Albert City, LLC (Albert City); US Bio Dyersville, LLC (Dyersville); US Bio Hankinson, LLC (Hankinson); US Bio Janesville, LLC (Janesville); US Bio Ord, LLC (Ord); US Bio Marion, LLC (Marion); US Bio Platte Valley, LLC (Platte Valley); US Bio Woodbury, LLC (Woodbury); UBE Services, LLC (UBE Services) and United Bio Energy Ingredients, LLC (UBE Ingredients), collectively referred to as UBE and its 50% investment in Provista Renewable Fuels Marketing LLC, (Provista) and joint venture Big River Resources Grinnell, LLC (Grinnell), all of which are collectively referred to herein as the “Company”. All material intercompany accounts and transactions have been eliminated in consolidation.

Beginning September 1, 2006, the Company has accounted for its investment in Provista using the equity method of accounting. Under this method, the Company’s share of the net income or loss of Provista is recognized in the Company’s statement of operations and added to or deducted from investment in equity of unconsolidated subsidiary which is included in other long-term assets on the Company’s consolidated balance sheet. In addition, distributions received from Provista are reflected as a reduction of the investment.

Reclassification: During 2007, the Company made certain changes in its reporting of financial information. The effects of these reclassifications on the Company’s historical consolidated financial statements are reflected herein and had no effect on consolidated net income (loss) or net income (loss) per common share. The Company reclassified selected balances in its December 31, 2007 consolidated balance sheet from accounts payable to long-term construction payable and from other current liabilities to other current assets related to hedging activity.

A summary of significant accounting policies follows:

Use of estimates: The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America requires management to adopt various accounting policies and to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results will differ from those estimates. Estimates significant to the consolidated financial statements include the evaluation of goodwill for potential impairment, stock-based compensation, the valuation allowance on deferred tax assets, the valuation of assets in businesses acquired and derivative financial instruments.

Revenue recognition: Revenues from the production of ethanol and distillers grains are recorded when title passes to the customer. Ethanol and distillers grains from the Company’s production plants are sold FOB shipping point. Ethanol revenues are recorded net of outbound freight, which is paid by the marketer, and marketing commissions.

For the period from January 1, 2006 to August 31, 2006, the Company recorded the activities of Provista on a consolidated basis. During this time period the Company’s customers were the customers of Provista; principally refining and marketing companies who blend ethanol with gasoline. On August 31, 2006, the Company discontinued consolidating Provista, because the Company was no longer the primary beneficiary, and

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

began accounting for its investment in Provista under the equity method of accounting. At that time the Company’s customer became Provista, its marketing joint venture. Since August 31, 2006, 100% of the Company’s ethanol sales have been to Provista, which, in turn, resells the ethanol to the refining and marketing companies. Revenues from Provista were $502.2 million for the year ended December 31, 2007, and $61.9 million for the year ended December 31, 2006, which represented the period beginning September 1, 2006 and ending December 31, 2006. For the period from January 1, 2006 to August 31, 2006, the time period in which the Company consolidated the sales of Provista, no one customer represented more than 10% of total revenues.

The Company receives incentives to produce ethanol from the state of Nebraska at its Platte Valley plant under the motor vehicle fuel credit program. In accordance with the terms of this agreement, incentive income is recognized when the Company produces ethanol. In both of the years ended December 31, 2007 and 2006, the Company recorded other revenues of $2.8 million in connection with this agreement.

Revenue recognition related to UBE prior to disposal in December 2007: Revenues from the sale of grains, ethanol and related products through the Company’s third-party distillers grains marketing and services businesses were recorded when title to the products transferred to the end user. In accordance with the Company’s agreements for the procurement of grain and marketing of ethanol and distillers grains for its third-party plant customers, the Company paid for the products and shipping costs, and billed the end user for the products delivered. The Company recognized revenues on these transactions on a net basis as commissions which represented the fixed margin between the amounts billed and amounts paid. The Company also engaged in commodity buying and selling under contracts that did not earn a fixed margin. The Company recognized revenues and costs on these transactions on a gross basis when title of the products transferred to the end user. Revenue earned from management agreements and trading and group buying services provided to customers was recognized when earned. Amounts billed or received prior to being earned were recorded as deferred revenue. The Company received quarterly incentive payments in connection with its third-party plant management agreements through UBE Services. Incentive revenue was recognized when no future performance contingencies existed.

Expense classification: Cost of goods sold primarily includes costs for raw material, inbound freight charges, purchasing and receiving costs, inspection costs, shipping costs, other distribution expenses, warehousing costs, depreciation, plant management and hourly compensation costs and general plant overhead charges. Gains or losses on exchange traded futures contracts are recognized in cost of goods sold using market-based prices.

Selling, general and administrative expenses consists primarily of salaries and expenses for management, administrative and accounting employees, computer systems infrastructure, as well as fees paid to outside service providers such as legal, audit and consulting firms.

Cash and cash equivalents: The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Debt financing arrangements that the Company’s subsidiaries have limit the subsidiaries ability to pay dividends or make distributions to USBE. Included in cash and cash equivalents is $30.6 million of cash held in subsidiaries, which is available for operations of the subsidiaries, however, not for corporate purposes.

Receivables: Receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts and by using historical experience applied to an aging of accounts along with a general reserve. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received. The Company has a significant concentration of accounts receivable with Provista. As of December 31, 2007 and 2006, accounts receivable from Provista accounted for 85.0% and 27.3%, respectively, of total accounts receivable.

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

Inventories: Raw material inventory, which consists of corn, chemicals, supplies and work in process inventories are stated at the lower of cost or market on the first-in first-out method. Finished goods inventory, which consists of ethanol and distillers grains are stated at the lower of average cost or market.

Property and equipment: Property and equipment are stated at cost. Depreciation is computed by the straight-line method over estimated useful lives of the assets. Ordinary maintenance and repairs are charged to operating costs. Land is recorded at historical cost. Estimated useful lives are as follows:

Years
Land improvements	15
Buildings	40
Leasehold improvements	3 to 6
Machinery and equipment	5 to 15
Office furniture and equipment	3 to 5

Leasehold improvements are depreciated over the shorter of the term of the lease or their estimated useful lives. Costs associated with the Company’s ethanol plant construction projects, including capitalized interest, and costs associated with potential sites are recorded in construction in progress and will be depreciated upon the commencement of operations or expensed if the Company determines that it will not continue with the project.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset (or asset group) may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows from operations are less than the carrying value of the asset group. An impairment loss would be measured by the amount by which the carrying value of the asset exceeds the fair value of the asset.

Fair value of financial instruments: The carrying amounts reported on the balance sheets for cash and commercial paper, receivables, deposits, accounts and note payable and accrued interest approximate their fair values due to the short maturity of the instruments. Fair values for long-term debt are estimated using a discounted cash flow calculation that applies interest rates currently being offered for debt with similar terms and underlying collateral and approximates the recorded value of such debt.

Derivative financial instruments: The Company enters into forward cash purchase contracts for corn and natural gas and forward sales contracts for ethanol, and distiller grains, which meet the definition of a derivative under the Financial Accounting Standards Board (FASB) Statement of Accounting Standards (SFAS) No. 133, but qualify for the normal purchases or normal sales exception to fair value accounting. These contracts provide for the purchase of corn or natural gas and the sale of ethanol or distiller grains that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. These contracts are not marked to market in these financial statements.

In our attempt to manage price risk caused by market fluctuations, the Company generally follows a policy of using exchange traded futures, swaps and options contracts to manage risk on future ethanol sales and corn, natural gas, and denaturant purchases. The Company uses futures, swaps and options contracts to establish the purchase price of anticipated volumes of corn, natural gas, and denaturant requirements to be processed or purchased in a future month and to establish a sales price for anticipated volumes of ethanol. These contracts do not meet the requirements under SFAS No. 133 to qualify for the normal purchases and normal sales exception to fair value accounting, due to the fact that they do not result in physical delivery of the commodity and they contain net settlement provisions. These contracts are accounted for as derivative financial instruments at fair

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

value in the financial statements with changes in fair value being recorded in cost of goods sold. Cash flows related to these hedging activities are categorized in the same category as the item being hedged.

For the year ended December 31, 2007, the Company recorded net realized gains of $3.5 million and net unrealized losses of $19.4 million related to exchange traded derivatives, which were classified in cost of goods sold. For the year ended December 31, 2006, the Company recorded net realized gains of $1.5 million and net unrealized gains of $7.2 million. The Company’s position on exchange traded derivatives is $12.3 million and $7.2 million at December 31, 2007 and 2006, respectively, and is included in other current assets.

The fair value of the Company’s interest rate swap agreement is recognized as either an asset or liability in the consolidated balance sheets, with changes in fair value reported in interest expense in the consolidated statements of operations. In February 2007, the Company terminated its swap agreement when the Company entered into its new senior secured credit facilities.

Deposits: Deposits primarily relate to refundable deposits for the construction of natural gas pipelines and deposits on letters of credit.

Goodwill and intangible assets: Goodwill represents the excess of the purchase price of an acquired business over the amounts assigned to tangible and identified intangible assets acquired and liabilities assumed. Goodwill and intangible assets are reviewed for impairment annually or more frequently if certain impairment conditions arise. Goodwill that is impaired is written down to fair value.

Deferred financing costs: Deferred financing costs are being amortized to expense over the term of the related debt instrument by a method which approximates the interest method. Deferred financing costs related to debt facilities that are refinanced are written off at the time the refinancing takes place.

Accrued rail car lease payments: Certain repairs and maintenance on leased rail cars are paid and expensed over the terms of the operating leases. In addition, the Company accrues for estimated cost to repair damage to rail cars that are expected to be paid at the end of the lease term.

Income taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

State investment tax credits are accounted for by the flow-through method whereby they reduce income taxes currently payable and the provision for income taxes in the period the assets giving rise to such credits are placed in service. To the extent such credits are not currently utilized on the Company’s tax return, deferred tax assets, subject to considerations about the need for a valuation allowance, are recognized for the carryforward amount.

Income (loss) per common share: Basic income (loss) per common share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted income (loss) per common share reflects the potential dilution that would occur, using the treasury stock method, if securities or other obligations to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the Company’s earnings, unless such effects are antidilutive.

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

Segment reporting: Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s ethanol plants, including operating plants and plants under construction, are managed as one operating segment.

Stock-based compensation: Effective January 1, 2006, the Company accounts for its share-based awards in accordance with SFAS No. 123 (revised 2004), Share-Based Payment (SFAS No. 123R). This statement requires that the costs of all employee share-based payments be measured at fair value on the award’s grant date and be recognized in the financial statements over the requisite service period.

Using the prospective transition method, the Company recognizes employee compensation expense for all share-based awards granted subsequent to the adoption of SFAS No. 123R and for any awards modified, repurchased or canceled after January 1, 2006. Compensation expense for awards with graded vesting is recognized on a straight-line basis over the service periods of the awards. Also, under SFAS No. 123R, the benefits of tax deductions in excess of recognized compensation cost will be reported as a financing cash flow.

The adoption of SFAS No. 123R resulted in compensation expense during 2006 of approximately $0.2 million related to employee option grants that would not have been expensed prior to the adoption of SFAS No. 123R and, therefore, the adoption of this statement did not have a significant effect on reported income before income taxes, net income, cash flows or basic and diluted earnings per common share compared to what would have been recorded under the previous guidance under SFAS No. 123 or Accounting Principles Board (APB) Opinion No. 25 (APB No. 25) for the year ended December 31, 2006.

As the Company used the minimum value method for pro forma disclosure purposes under the original provisions of SFAS No. 123, no pro forma disclosures for awards accounted for under APB No. 25 have been presented.

Recent Accounting Pronouncements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, (SFAS No. 160), which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. This statement is effective for fiscal years beginning after December 15, 2008, and early adoption is not permitted. The Company has assessed SFAS No. 160 and has determined that the impact of the adoption of this statement will result in minority interest being reported as a component of shareholders equity.

In December 2007, the FASB issued SFAS No. 141 (revised 2007)(R), “Business Combinations” (SFAS No. 141(R)), to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable, and relevant information for investors and other users of financial statements, as well as reduce the complexity of existing GAAP. This statement is effective for fiscal years beginning after December 15, 2008, and early adoption is not permitted. The provisions of SFAS 141(R) will only have an impact on the Company if it is party to a business combination after the pronouncement is adopted.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159) which included an amendment of FASB Statement 115. This statement provides companies with an option to report selected financial assets and liabilities at fair value. This statement is

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

effective for fiscal years beginning after November 15, 2007 with early adoption permitted. SFAS No. 159 was adopted in January 2008 with no material impact on the Company’s results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS No. 157) to increase consistency and comparability in fair value measurements by defining fair value, establishing a framework for measuring fair value in generally accepted accounting principles, and expanding disclosures about fair value measurements. SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity- specific measurement. SFAS No. 157 was to be effective for the fiscal years beginning after November 15, 2007. On November 14, 2007, the FASB decided to grant a one-year deferral for non-financial assets and liabilities to comply with SFAS No. 157. The Company will continue the process of evaluating the effect that the adoption of SFAS No. 157 related to non-financial assets and liabilities. The Company adopted SFAS No. 157 on January 1, 2008 with no material impact on financial assets and liabilities.

The Company adopted the provisions of FASB Interpretation (FIN) No. 48—“Accounting for Uncertainty in Income Taxes”—an interpretation of SFAS No. 109 (FIN 48), on January 1, 2007. FIN 48 prescribes how a company should recognize, measure, present and disclose uncertain tax positions that the Company has taken or expects to take in its income tax returns. FIN 48 requires that only income tax benefits that meet the “more likely than not” recognition threshold be recognized or continue to be recognized on its effective date. As a result of the implementation of FIN 48, the Company recognized a $0.2 million decrease in the liability for unrecognized tax benefits. This decrease was accounted for as an adjustment to the January 1, 2007 balance of retained earnings.

Note 2:    Receivables

Receivables as of December 31 are as follows (in thousands):

	2007	2006
Trade	$3,988	$27,937
Trade receivable from Provista (see Note 9)	36,233	11,163
Receivable from related party	—	1,050
Other	2,696	883

	42,917	41,033
Less allowance for doubtful accounts	308	75

Receivables	$42,609	$40,958

In March 2006, as part of the acquisition of Hankinson, the Company assumed a receivable of $1.1 million from Fagen, Inc. (Fagen), an entity owned by a shareholder of the Company. This receivable was collected in May 2007 when Fagen mobilized at the Company’s Hankinson construction site.

Note 3:    Inventories

Inventories as of December 31 are as follows (in thousands):

	2007	2006
Raw materials	$33,527	$16,668
Work-in-process	3,106	3,504
Finished goods	3,735	8,248

Inventories	$40,368	$28,420

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

Note 4:    Goodwill

Changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006, are as follows (in thousands):

Total
Balance at December 31, 2005	$2,445
Changes resulting from acquisition of Platte Valley	63,657
Changes resulting from deconsolidation of Provista	(613)

Balance, December 31, 2006	65,489
Changes resulting from tax adjustment(1)	334
Changes resulting from impairment of UBE goodwill	(1,832)

Balance at December 31, 2007	$63,991

(1)	deferred tax adjustment related to the 2006 Platte Valley acquisition.

In September 2007, the Company determined that based on discounted estimated future cash flows, the carrying amount of the goodwill and customer lists and contracts, which were assigned to UBE Ingredients and UBE Services, its third-party distillers grains marketing and services business, exceeded its fair value in aggregate by $2.5 million. The aggregate impairment loss of $2.5 million consisted of an impairment of goodwill of $1.8 million and $0.7 million of customer lists and contracts.

Note 5:    Other Long-Term Assets

Other long-term assets as of December 31 are as follows (in thousands):

	2007	2006
Deferred financing costs	$5,805	$2,588
Less accumulated amortization	(1,439)	(455)

Deferred financing costs, net	4,366	2,133
Other assets	3,970	6,146
State tax receivable	1,700	—
Customer list and contracts	—	1,947
Less accumulated amortization	—	(932)

Total other long-term assets	$10,036	$9,294

Amortization expense related to these assets for the years ended December 31, 2007 and 2006 was $1.2 million and $1.0 million, respectively. Estimated amortization expense related to other long-term assets subject to amortization for the next five years is as follows (in thousands):

2008	$824
2009	977
2010	977
2011	954
2012	481
Thereafter	153

$4,366

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

Note 6:    Sale of UBE

In December 2007, the Company sold its third-party distillers grains marketing and services business and received proceeds of $6.4 million, of which $0.5 million is being held in escrow. Related to the sale of UBE, the Company recorded a $0.5 million loss on the sale, which is included in selling, general and administrative expenses.

As part of this transaction, the Company sold assets of $11.9 million that primarily consisted of accounts receivable, net of $5.0 million of liabilities. Pursuant to the terms of the purchase agreement, the Company will receive payments equal to 35% of UBE’s net income after tax for the period from December 5, 2007 to September 30, 2008, and for the period from October 1, 2008 to September 30, 2009.

Note 7:    Property and Equipment

Property and equipment as of December 31 are as follows (in thousands):

	2007	2006
Land and land improvements	$47,223	$28,710
Buildings	94,391	74,080
Leasehold improvements	205	157
Machinery and equipment	270,168	224,232
Office furniture and equipment	5,448	2,359
Construction in progress	554,994	85,764

Property and equipment	972,429	415,302
Less: accumulated depreciation	29,288	6,488

Property and equipment, net	$943,141	$408,814

For the years ended December 31, 2007 and 2006, the Company capitalized interest of $16.8 million and $4.2 million, respectively, related to construction in progress.

Note 8:    Joint Venture

On February 1, 2007, the Company and Big River Resources, LLC (Big River) entered into an agreement (Operating Agreement) related to Grinnell. The Operating Agreement contained terms and conditions related to the operation and governance of Grinnell, an Iowa limited liability company formed for the purpose of developing, constructing, owning and operating an ethanol plant near Grinnell, Iowa. The Company and Big River each owned 50% of Grinnell. In exchange for its 50% interest in Grinnell, the Company contributed $4.0 million in cash and a build slot under the master design-build agreement between the Company and Fagen, Inc., dated August 10, 2006. Additional capital contributions in connection with the construction of the plant will be made as determined from time to time by the board of Grinnell. The Company and Big River each have the right to designate three managers to the board of managers of Grinnell.

Site work at the Grinnell plant commenced on December 1, 2006; however, due to lawsuits brought against Big River, and certain other defendants, including the county zoning board, related to zoning issues at the plant, no date has been set to mobilize Fagen, Inc., the design-builder for the project, to start the next phase of construction for the Grinnell plant. A majority of the contested issues were favorably decided for Big River on summary judgment, with Big River prevailing on the remaining issues at trial in September 2007. However, the

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

plaintiff requested a reconsideration of the decision, and because the plaintiff was unsuccessful, the Company believes that an appeal is likely. The Company has not provided significant additional funding for the Grinnell plant, since its original investment in February 2007. Management believes that there is no impairment on the Company’s investment in Grinnell.

The Company accounts for its investment in Grinnell on a consolidated basis, because it is a variable interest entity and the Company determined it is the primary beneficiary.

Note 9: Investment in Provista

In March 2006, the Company sold 50% of its membership interest in its wholly-owned subsidiary, Provista, to CHS Inc. (CHS), a shareholder of the Company, for $2.4 million, plus the assignment by CHS of a fuel delivery contract. UBE Services also assigned certain of its fuel delivery contracts to Provista and agreed to indemnify Provista for certain claims relating to Provista’s business prior to CHS becoming a member. A gain on the sale of $1.8 million was recognized in 2006 and was included in other income.

In connection with the assignment of the Company’s membership interest in Provista, the Company and CHS adopted an amended and restated operating agreement with Provista. The amended and restated operating agreement appoints CHS as the manager of Provista and provides that the business of Provista will be managed by CHS under a management agreement with Provista. In exchange for these management services, CHS is paid a fee established from time to time by Provista, and approved by both members, based upon a budget prepared by CHS. The management agreement with CHS will terminate upon the earlier of the dissolution of Provista, upon sixty days written notice by CHS if Provista files a petition for bankruptcy or breaches the management agreement and such breach remains uncured for a period of thirty days, or upon sixty days written notice by Provista if CHS files a petition for bankruptcy or CHS ceases to be a member of Provista.

Beginning on April 1, 2009, either member of Provista may initiate a buy-sell mechanism. Under this mechanism, after receiving notice of the initiation of the buy-sell mechanism, the non-initiating member must elect to either sell all of its interests in Provista to the initiating member or purchase all of the initiating member’s interest in Provista, in each case, at a purchase price not less than a specified multiple of Provista’s EBITDA.

On March 31, 2006, the Company entered into an agreement with Provista regarding ethanol sales and marketing. Pursuant to this agreement, the Company sells to Provista, and Provista markets on the Company’s behalf, all of the ethanol produced by the Company’s existing and future plants, except for the Marion plant. The ethanol marketing agreement has a current term through August 31, 2008, and thereafter will automatically renew for one-year additional terms, unless either party provides the other with ninety days written notice of non-renewal.

The Company had consolidated Provista’s financial position and results of operations through August 31, 2006, because Provista was a variable interest entity and the Company was the primary beneficiary. On August 31, 2006, the Company’s guarantee of Provista’s debt was terminated and Provista paid all outstanding indebtedness to the Company, except for trade receivables related to on-going business transactions. Total revenues for Provista as reflected in the statement of operations were $3.8 million for the period from January 1, 2006 through August 31, 2006 and $1.3 million for the period from May 1, 2005 through December 31, 2005. Total assets of Provista at the time of deconsolidation, were $42.0 million, and primarily consisted of accounts receivable of $23.6 million, inventory of $17.3 million, property and equipment of $0.6 million and intangible assets of $0.4 million. Total liabilities were $42.0 million and primarily consisted of accounts payable of $28.1 million and notes payable of $12.5 million.

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

Beginning September 1, 2006, the Company has accounted for its investment in Provista as an unconsolidated subsidiary under the equity method of accounting.

The following provides summarized Provista financial information for balance sheets as of December 31, 2007 and 2006, and statements of operations for the following periods.

	As of December 31, 2007	As of December 31, 2006
Current assets	$68,406	$45,841
Non-current assets	750	984
Current liabilities	63,178	42,857

	Year ending December 31, 2007	Period from September 1, to December 31, 2006

Net sales	$8,884	$3,071
Net income	5,654	911

Note 10: Notes Payable and Long-Term Debt

As of December 31, 2007, $363.8 million was outstanding under various credit facilities with AgStar, as administrative agent and as a lender, and a group of other lenders, which was comprised of $121.7 million of construction loans, $187.3 million of senior secured term loans and $54.8 million of revolving term loans. In addition, the Company had availability of $30.0 million, under seasonal revolving loans that are available for working capital needs of which no amounts were outstanding as of December 31, 2007, and $4.0 million was used for letters of credit.

On February 7, 2007, the Company entered into five senior secured credit facilities with AgStar, as administrative agent and as a lender, and a group of other lenders that provided funding for its Hankinson, Janesville, Dyersville and Ord projects and refinanced its Platte Valley senior secured credit facilities. The senior secured credit facilities provided construction loans, senior secured term loans, revolving term loans and seasonal credit facilities. In addition to the amounts outstanding, the Company had $166.6 million of availability under these construction loans at December 31, 2007. The construction loans included up to $5.0 million per project to be available for letters of credit. Under these credit facilities the Hankinson, Janesville, Dyersville and Ord construction loans provided the funding necessary to finance up to 60% of construction costs. Before funds are available under these credit facilities, the Company must provide for the first 40% of the construction costs. Each of the Company’s construction loans under these agreements will convert to a senior secured five-year term loan and a revolving term loan 120 days after substantial completion of the project. In addition, each construction project has a $10.0 million seasonal revolving credit facility available upon conversion of each construction loan to a term loan. At December 31, 2007, the Company had an outstanding construction payable of $31.5 million, which it expects to finance with the existing construction loans.

The Platte Valley refinancing of $90.0 million, was structured as a senior secured term loan, a revolving loan and a seasonal revolving loan under this senior secured credit facility and was used to repay its previous term loans and construction loans with a different lender.

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

In September 2007, the Ord construction loan was converted to a senior secured term loan, a revolving loan and a seasonal revolving loan.

In March 2007, the Albert City construction loan was converted to a term loan, a revolving loan, and a seasonal revolving loan. Albert City entered into this senior secured credit facility in November 2005, with AgStar, as administrative agent and as a lender, and a group of other lenders to finance the development and construction of our Albert City ethanol plant.

In November 2006, the Woodbury construction loan was converted to a term loan and a revolving loan. Woodbury entered into this senior secured credit facility in November 2005, with AgStar, as administrative agent and as a lender, and a group of other lenders to finance the development and construction of the Woodbury ethanol plant.

All of the AgStar senior secured term loans contain incentive based pricing that is based on levels of equity, which will reduce the interest rate ranging from 150 to 300 basis points above the one-month LIBOR rate. These agreements, which are associated with each ethanol plant, require quarterly payments of up to $5.0 million annually based on excess cash flow calculations reducing the principal balance.

As of December 31, 2007, Marion had outstanding borrowings under a Dougherty Funding LLC (Dougherty) construction loan of $62.2 million and no amounts outstanding on its revolving credit facility. On August 29, 2007, the Company acquired Millennium Ethanol, LLC, a development stage company, and subsequently changed its name to US Bio Marion, LLC (Marion). Marion’s senior construction loan with Dougherty Funding LLC (Dougherty) has a total commitment of $90.0 million, and a seasonal revolving loan of up to $7.0 million. Amounts available under these construction loans at December 31, 2007, were $27.8 million. The terms of the senior construction loan commitment allow advances to be made through May 31, 2008. The construction loan converts to a term loan no later than 23 months after substantial completion of the plant. After conversion of the senior construction loan to a term loan, payments will be based on monthly amortized payments of principal and interest sufficient to amortize the remaining unpaid principal balance to a maturity date of March 31, 2013. The construction loan is secured by substantially all of the assets of Marion. The revolving line of credit is secured by Marion’s inventory and accounts receivable and expires on May 28, 2009. Marion also has availability of $7.3 million under a letters of credit agreement with First Bank & Trust, a South Dakota state bank, to be issued on behalf of Marion to satisfy the requirements of certain utility service providers to secure Marion’s contractual obligation to them under certain agreements with these service utility providers. As of December 31, 2007, Marion had outstanding letters of credit with First Bank & Trust of $2.0 million.

All the loans contain a number of covenants restricting additional indebtedness, payment of dividends, investments or capital expenditures, transactions with affiliates and other restrictions, including certain debt covenants. In addition, all debt is secured by all of the assets of the respective ethanol plant.

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

Notes payable and long-term debt consisted of the following at December 31 (in thousands):

	2007	2006
Long-Term Debt
Construction loans bearing interest at 3.15% above the one-month LIBOR, interest payable quarterly	$121,696	$—
Construction loan bearing interest at 4.00% above the three-month LIBOR, interest payable monthly	62,164	—
Senior secured term loans bearing interest ranging from 2.90% above the one-month LIBOR, with monthly principal and interest payments through February 2012 and September 2012, the respective dates of maturity for remaining principal	97,013	—
Senior secured term loan bearing interest at 3.25% above the one-month LIBOR, with quarterly principal and interest payments through November 2011 and March 2012, the respective dates of maturity for remaining principal	90,336	27,660
Revolving term loans bearing interest ranging from 2.90% to 3.25% above the one-month LIBOR, interest payable monthly, due on various dates ranging through February 2012 and September 2012	46,763	—
Revolving term loan bearing interest at 3.25% above the one-month LIBOR, interest payable monthly, due November 2011	8,000	8,000
Two term loans bearing interest at 3.30% and 3.80% above the three-month LIBOR, refinanced in 2007	—	18,388
Construction loans converted to term loans upon completion of construction	—	90,720
Community redevelopment revenue bonds and economic development loans	4,350	3,491

	430,322	148,259
Less current maturities	17,024	8,131

Total long-term debt	$413,298	$140,128

	2007	2006
Notes Payable
Note payable to ICM, Inc., bearing interest at 0.75% above the prime rate, interest payable monthly, due on demand, repaid in 2007	$—	$315
$3,500 Revolving loan bearing interest at 3.25% above the one-month LIBOR, interest payable monthly with outstanding principal balance due October 31, 2007		1,500

Total notes payable	$—	$1,815

Platte Valley is obligated to repay Community Redevelopment Revenue Bonds, issued by the Community Redevelopment Authority (Authority) of the City of Central City, Nebraska. The redevelopment contract requires semiannual interest and principal payments through 2018. The bonds contain fixed interest rates ranging from 6.25% to 7.25%. Real estate taxes paid by Platte Valley and allocated to the Authority will be used by the Authority to pay principal and interest of the bonds. Although such real estate taxes are expected to be sufficient to repay the bonds, Platte Valley is obligated to pay any deficiency when due. The agreement is secured by a mortgage on Platte Valley’s real property which is subordinate to the term notes payable to bank and the revolving term note.

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

The future annual aggregate maturities of long-term debt as of December 31, 2007 are estimated to be as follows (in thousands):

Year Ending December 31,
2008	$17,024
2009	25,532
2010	29,580
2011	59,780
2012	201,862
Thereafter	96,544

$430,322

Note 11:    Earnings Per Common Share

A reconciliation of net income (loss) and weighted average common stock share amounts used in the calculation of basic and diluted income or loss per share for the years ended December 31 are as follows (in thousands, except share and per share data):

	2007	2006	2005
Basic income (loss) per share:
Net income (loss)	$17,406	$20,432	$(4,231)
Weighted average shares outstanding—basic	73,205,079	49,521,729	11,182,010

Basic net income (loss) per share	$0.24	$0.41	$(0.38)

Diluted income (loss) per share:
Net income (loss)	$17,406	$20,432	$(4,231)
Weighted average shares outstanding	73,205,079	49,521,729	11,182,010
Net dilutive effect of common stock equivalents	906,601	917,865	—

Weighted average shares outstanding—diluted	74,111,680	50,439,594	11,182,010

Diluted net income (loss) per share	$0.23	$0.41	$(0.38)

Options outstanding of 433,325, 619,875 and 1,969,875 in 2007, 2006 and 2005, respectively, and restricted stock of 368,085 and 239,452 in 2007 and 2006, respectively, were not included in the computation of income per share because their effect would have been antidilutive. There were no restricted stock awards in 2005.

Note 12:    Shareholders Equity

In August 2007, the Company issued 11,292,168 shares of common stock valued at $119.4 million, to purchase Marion. In December 2006, the Company completed an initial public offering (IPO) in which it sold 11,500,000 shares of common stock, for net proceeds of $149.7 million, after deducting $11.3 million of underwriters discount and commissions and related offering costs. In April 2006, the Company issued 11,249,995 shares of common stock valued at $100.8 million, to purchase Platte Valley, which included a 50.2% interest in Ord. Concurrently with the closing of the Platte Valley transaction, the Company issued 1,551,250 shares of common stock, valued at $13.9 million to purchase the remaining 49.8% interest in Ord. In March 2006, the Company issued 787,500 shares of common stock, valued at $7.1 million to purchase Hankinson. In March 2006, the Company issued 11,175,000 shares of common stock and raised $94.4 million through a private placement of its common stock. In November 2005, the Company issued 8,750,000 shares of common stock

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

valued at $35.0 million to CHS. In September 2005, the Company issued 14,058,750 shares of common stock and raised $56.2 million through a private placement of its common stock.

Note 13:    Stock-Based Compensation and Payments

For the years ended December 31, 2007 and 2006, the Company recognized expenses of $2.9 million and $0.4 million, respectively, for all stock-based compensation arrangements, and recognized related deferred income tax benefits of $0.9 million and $0.1 million, respectively. In 2005, the Company recognized stock-based compensation expense to non-employees of $3.6 million for stock-option grants which were included in selling, general and administrative expense. For the same period, an income tax benefit of $1.3 million was recorded for stock-based compensation, with a related valuation allowance established. The valuation allowance on this item was reversed in 2006. In addition to the options granted under the Plans, the Company has 1,625,000 options outstanding which were granted outside of the Company’s 2005 Plan.

Stock Incentive Plans: The Company’s 2006 stock incentive plan provides for the issuance of stock-based awards, including stock options and restricted stock, to employees and directors. Stock options under these plans generally have a seven to ten year life, an exercise price equal to the fair market value on the grant date, and a five year vesting period. During the vesting period, ownership of these shares cannot be transferred. Restricted stock granted to employees generally vests in three to five years as long as the employees are still employed by the Company. The restricted stock granted to the Board of Directors vests on the date of the Company’s annual shareholders’ meeting. As with stock options, restricted stock ownership cannot be transferred during the vesting period.

The maximum number of shares reserved under the Plan is 6,560,943 shares of Class A common stock (Award Shares). Award Shares covered by expired or terminated stock options and forfeited shares of restricted stock may be used for subsequent awards under the Plan. The Company has the ability to settle equity awards by issuing shares held in treasury or through the issuance of authorized but unissued common stock. As of December 31, 2007, there were 5,359,965 shares available to be awarded under the 2006 Plan. No awards shall be granted under the 2006 Plan more than ten years after the date of adoption of the 2006 Plan.

The Company also had an Employee Stock Purchase Plan (ESP Plan) which allowed eligible employees an opportunity to purchase shares of the Company’s common stock at a discounted price. Stock sales under the ESP Plan resulted in the recognition of compensation expense related to the entire discount provided. On December 6, 2007, the Company announced that the ESP Plan was suspended indefinitely due to the pending merger with VeraSun.

Restricted stock: Under the 2006 plan, the Company awarded 24,240 shares of restricted stock in April 2007 to local advisory board members. In May and October of 2007, the Company issued 21,612 and 3,862 shares of restricted stock, respectively, to the Board of Directors, and in August 2007 the Company granted 338,707 shares of restricted stock to employees. In December 2006, the Company awarded 223,952 shares of restricted stock to certain employees and 19,250 shares of restricted stock to certain members of the Company’s Board of Directors under the 2006 Plan. The Company historically applied an average annual forfeiture rate of 2% when calculating the number of shares expected to vest, based upon comparable information for similar businesses. During the second quarter of 2007, the Company re-evaluated the forfeiture rate, and as a result of this evaluation, the Company will be applying a new forfeiture rate of 15% on any future grants, except those grants to board members, which do not have a forfeiture rate. Unrecognized compensation expense related to the restricted stock grants was approximately $5.2 million at December 31, 2007, which is expected to be recognized over a weighted average period of 2.3 years. In January 2008, the Company issued 432,542 shares of restricted stock to employees, of which 195,142 shares will vest immediately upon change in control.

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

A summary of nonvested restricted shares for the year ended December 31, 2007 is as follows:

	Number of Nonvested Shares	Weighted- Average Grant Date Fair Value
Outstanding on December 31, 2006	239,452	$14.00
Granted	388,421	$11.04
Vested	(78,887)	$14.06
Forfeited	(83,469)	$12.74

Outstanding on December 31, 2007	465,517	$11.77

Stock Options: There were no stock options granted during the year ended December 31, 2007, and the weighted average grant date fair value of stock options granted during the years 2006 and 2005 was $8.18 and $1.99, respectively. During the year ended December 31, 2007, 25,750 options, which had an intrinsic value (the amount by which the fair value of the underlying stock exceeds the exercise price of an option) of $0.2 million, were exercised for cash proceeds of $0.1 million. The exercise of the stock options resulted in a tax benefit of $36 thousand for the Company. The Company issued new shares to satisfy this exercise. In 2006, 1,000 options, with an intrinsic value of $8 thousand, were exercised for cash proceeds of $4 thousand. The Company expects to satisfy exercises of options in the future through the issuance of authorized but unissued common stock.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions (the minimum value method was used for 2005):

	Years Ended December 31,
	2006	2005
Expected term (in years)	6.5	7 – 10
Risk free interest rate	4.61%	4.4% to 4.6%
Expected volatility	57.0%	N/A
Expected dividend yield	0%	0%

The Company used the Black-Scholes option pricing model to estimate the fair value of stock option awards. The Company historically applied an average annual forfeiture rate of 2% when calculating the number of shares expected to vest, based upon comparable information for similar businesses. During the second quarter of 2007, the Company re-evaluated the forfeiture rate, and as a result of this evaluation, the Company will be applying a new forfeiture rate of 15% on any future grants, except those grants to board member, which do not have a forfeiture rate.

The expected term assumption used in the option pricing model was based on the “safe harbor” approach under SEC Staff Accounting Bulletin No. 107, where the “expected term = ((vesting term + original contractual term) / 2).” The expected stock price volatility assumption was based on the average volatility of a similar public company for the period prior to the Company’s initial public offering. The risk free interest rate assumption was based on the implied yield currently available on U.S. Treasury zero coupon issues with remaining term equal to the expected term. A projected dividend yield of 0% was used in the valuation based on the historical experience of the Company.

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

A summary of our stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (in thousands)
Outstanding on December 31, 2006	2,505,750	$6.42
Granted	—	—
Exercised	(25,750)	4.19
Forfeited	(239,571)	11.52
Expired	(9,904)	5.51

Outstanding on December 31, 2007	2,230,525	$5.92	8.08	$13,888

Exercisable at December 31, 2007	1,824,421	$4.47	7.92	$13,387

As of December 31, 2007, there was $2.8 million of unrecognized compensation expense related to nonvested stock options. This amount is expected to be recognized as compensation expense over a weighted average period of 3.8 years.

In September 2007, the Company entered into a change in control agreement with each of its executive officers, which provides severance payments and continued welfare benefits to the applicable executive officers if the executive officer’s employment with the Company is terminated by the Company other than for cause or if it’s executive officer resigns for good reason, in each case within two years following a change in control of the Company. The merger with VeraSun will constitute such a change in control. If each of the executive officers of the Company became entitled to the payments provided for in the change in control agreement, such executive officers would receive, in the aggregate, severance payments and continued welfare benefits of approximately $6.0 million and accelerated vesting of equity awards with respect to options for the purchase of 228,253 shares of the Company’s common stock with an average exercise price of $13.71 per share and 335,094 shares of restricted stock with a weighted-average grant date fair value of $9.43.

Note 14:    Acquisitions

Development Stage Companies

Marion:

On May 31, 2007, the Company, and Millennium Ethanol, LLC, a South Dakota limited liability company, entered into an Agreement and Plan of Merger, which provided for the acquisition of Millennium by the Company. On August 29, 2007, the Company completed the acquisition of Millennium for total aggregate net consideration of $130.9 million, which was comprised of 11,292,168 shares of US BioEnergy Common Stock, and $11.6 million of cash. The Company also incurred transaction costs of $4.1 million. The total purchase price, including transaction costs, was $135.0 million. The value of the common shares issued was determined based on the average per share closing price of the Company’s common stock on the NASDAQ Global Market for the ten most recent trading days ending on the trading day one day prior to the date of the special meeting, which was held on August 28, 2007.

Millennium was a development stage company that was in the process of constructing an ethanol plant near Marion, South Dakota. The Company changed the name to US Bio Marion, LLC upon completion of the acquisition. The Company acquired this development stage company to increase its total production capacity.

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

The operations of Marion were included in the Company’s consolidated financial statements beginning on August 29, 2007.

The purchase price was allocated to the assets acquired based upon their estimated relative fair values. The Company has estimated the fair values of the acquired assets based on a number of factors, primarily by applying an inflation factor to actual construction costs incurred. The excess of the purchase price of $67.3 million over the fair value of the assets acquired was also allocated to plant and equipment. Property and equipment acquired consisted primarily of the values assigned to the construction that was in progress at the time of acquisition, which will be depreciated over the estimated useful lives, which range from 3 to 40 years, of the related assets once operations commence. The final purchase price allocation was as follows (in thousands):

Cash and cash equivalents	$42
Other current assets	305
Property and equipment, net	181,249
Other long-term assets	1,500

Total assets acquired	183,096
Accounts payable	(14,188)
Long-term debt	(33,875)

Total liabilities assumed	(48,063)

Net assets acquired	$135,033

Hankinson:

On March 31, 2006, the Company acquired all the outstanding common shares of Hankinson, a development stage company. The operations of Hankinson were included in the Company’s consolidated financial statements beginning April 1, 2006. Hankinson was formed in 2005 to develop, construct, own and operate an ethanol plant near Hankinson, North Dakota. The Company commenced construction at Hankinson in the third quarter of 2006. The Company acquired this development stage company in order to increase its total production capacity.

The aggregate purchase price was $8.1 million, including approximately $1.0 million of cash and 787,500 shares of the Company’s Class A common stock valued at approximately $7.1 million. The value of the common shares issued was determined based on a valuation of the Company’s common stock using a discounted cash flow analysis.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the Hankinson acquisition. Property and equipment acquired consisted primarily of the value assigned to a contract to build an ethanol plant, which will be depreciated over the estimated useful lives of the related assets once the plant construction is completed and operations commence. The deferred tax liability related to the amount assigned to property and equipment in excess of the tax basis of these assets. The final purchase price allocation was as follows (in thousands):

Cash	$277
Receivable from related party—Fagen, Inc., an entity owned by a shareholder	1,050
Property and equipment	10,243

Total assets acquired	11,570
Deferred tax liability	(3,464)

Net assets acquired	$8,106

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

Business Combinations:

On April 30, 2006, the Company acquired all of the outstanding common shares of Platte Valley and Ord. At the time, Platte Valley owned 50.2% of Ord. Concurrently with the closing of the Platte Valley transaction, the Company issued shares of its common stock to purchase the remaining 49.8% interest in Ord. The results of their operations have been included in the Company’s consolidated financial statements beginning May 1, 2006. At the time of acquisition, Platte Valley was operating as a 50 mmgy ethanol plant near Central City, Nebraska. In November 2006, the Company completed an expansion project at the Platte Valley plant, which resulted in total production capacity of 100 mmgy. At the time of acquisition Ord was a development stage company, formed in 2005 to develop, construct, own and operate an ethanol plant near Ord, Nebraska. Ord began production in May of 2007.

These transactions allowed the Company to expedite its expansion into the ethanol market since Platte Valley’s initial plant has been operational since 2004 and its expansion efforts were underway, and the new construction at Ord, Nebraska, was in progress. The primary factor that resulted in recognition of goodwill was the impact on the purchase price of the expected favorable spread between the sales price of ethanol and its co-products as compared to the related production costs.

The aggregate purchase price was $154.7 million, including $40.0 million of cash and 12,801,245 shares of the Company’s Class A common stock valued at approximately $114.7 million. The value of the common shares issued was determined based on a valuation of the Company’s common stock using a discounted cash flow analysis.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the Platte Valley and Ord acquisition. Property and equipment acquired included $9.3 million assigned to contracts to build the Ord ethanol plant and expand Platte Valley’s plant, which is being depreciated over the estimated useful lives of the related assets once construction was completed and operations commenced. The deferred tax liability related to the amount assigned to property and equipment in excess of the tax basis of these assets. The final purchase price allocation was as follows (in thousands):

Cash	$19,292
Other current assets	4,616
Property and equipment	113,802
Other assets	1,802
Goodwill	63,657

Total assets acquired	203,169

Current liabilities, excluding current maturities of long-term debt	(7,492)
Long-term debt	(24,412)
Deferred tax liability	(16,427)
Other long-term liabilities	(139)

Total liabilities assumed	(48,470)

Net assets acquired	$154,699

In connection with the above purchase price allocations for the operational ethanol plant and development stage ethanol companies acquired, the Company gathered information and compared the purchase prices for these acquisitions with the construction costs of the ethanol plants internally developed by the Company for which it had negotiated construction contracts at approximately the same time as these acquisitions. Based on this

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

analysis, the Company determined that as of the dates of these acquisitions there had been a significant increase in the construction costs of ethanol plants, compared to the construction costs agreed upon under the construction contracts the Company acquired in these transactions and, even more so, as compared to the existing operating plant at Platte Valley. Accordingly, significant portions of the purchase prices for these acquisitions have been allocated to property and equipment related items, including the operational plant at Platte Valley, the existing contracts acquired to build plants at Ord, Hankinson and Woodbury, and the contract acquired to expand Platte Valley, which include site acquisition and development costs. In addition, no amounts were allocated to customer based intangibles, since these acquired entities had no favorable contracts or other relationships with customers that could not be obtained in the open market at the time of acquisition. The tax deductible goodwill associated with the Platte Valley acquisition was approximately $24.0 million.

Unaudited pro forma consolidated results of operations for the years ended December 31, 2006 and 2005, as though Platte Valley and Ord had been acquired as of the beginning of 2005 are as follows (in thousands, except per share data):

	2006	2005
Total revenues	$157,188	$104,461
Net income	$26,020	$9,538
Net income per share—basic	$0.47	$0.39
Net income per share—diluted	$0.46	$0.39
Weighted average shares outstanding:
Basic	55,102	24,578
Diluted	56,913	24,578

Note 15:    Commitments, Contingencies and Credit Risk

Master design-build letter agreement: In August 2006, the Company entered into master design-build agreements with Fagen, Inc., a related party (see Note 16), that provide the Company with a number of build slots for ethanol plants through 2010. These agreements supersede a previous master design-build agreement with Fagen Inc. dated January 31, 2005.

In connection with the Company’s acquisitions of Platte Valley, Ord, Hankinson and Marion, the Company assumed agreements with Fagen Inc. to expand the Platte Valley plant and to construct the Ord, Hankinson and Marion ethanol plants. As of December 31, 2007, the outstanding construction commitments to Fagen, Inc. for all the Company’s current construction projects totaled approximately $102.3 million.

On December 8, 2006, the Company entered into an agreement with an unrelated entity to waive its rights under one of the master agreements with respect to a single committed plant so as to permit Fagen, Inc. to negotiate and execute a design-build agreement with the other entity with respect to a single dry-grind fuel grade ethanol plant. As consideration for this agreement, the Company received $8.0 million in December 2006, which was recognized as other income at that time. In May 2007, the Company received an additional $4.0 million when Fagen, Inc. mobilized at the construction site, which was recognized as other income at that time.

Forward purchase contracts: The Company’s forward contracts are deemed “normal purchases and normal sales” under FASB Statement No. 133, and, therefore, unrealized gains and losses on these contracts are not recognized in the Company’s financial statements. As of December 31, 2007, the Company had outstanding commitments to purchase approximately 72.2 million bushels of corn and 2.1 million MMBTUs of natural gas for its ethanol production plants, for which the related commodity had not been delivered.

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

Contingencies: The Company’s operations are subject to environmental laws and regulations adopted by various governmental authorities in the jurisdiction in which it operates. These laws require the Company to investigate and remediate the effects of the release or disposal of material at its locations. Accordingly, the Company has adopted policies, practices and procedures in the areas of pollution control, occupational health, and the production, handling, storage and use of hazardous materials to prevent environmental or other damage, and to limit the financial liability which could result from such events. Environmental liabilities are recorded when the Company’s liability is probable and the costs can be reasonably estimated. No such liabilities were recorded at December 31, 2007.

The Company is involved in various legal and regulatory proceedings which arise in the ordinary course of business. In December 2006, a former equity holder of Platte Valley, which the Company acquired in April 2006, asserted claims against the Company, Roland (Ron) Fagen and an entity controlled by Mr. Fagen in the District Court of Douglas County, Nebraska, relating to the Company’s acquisition of Platte Valley alleging, among other things, fraud and breach of fiduciary duty. The plaintiff seeks unspecified damages. The Company believes the claims lack merit.

US BioEnergy and Gordon W. Ommen, James B. Morgan, Jennifer A. Johnson, Clifford F. Mesner, Mark A. Ruelle, James E. Dauwalter and Jay D. Debertin, each a current or former member of the board of directors, were named as defendants in a purported class action lawsuit brought by Paul D. Blumstein in the Circuit Court of the Sixth Judicial Circuit in Pierre, South Dakota. The original complaint was filed on December 19, 2007, and amended on January 25, 2008. The plaintiff alleged that the individual defendants breached their fiduciary duties in connection with the transaction contemplated by the merger agreement with VeraSun. The plaintiff sought certain equitable relief, including enjoining the merger, and an award for attorneys’ fees and other costs. On March 12, 2008, the parties entered into a memorandum of understanding for a settlement of the action. Both we and our Board of Directors continue to deny any wrongdoing but believe that the time and expense that would be incurred in further litigation and the uncertainty inherent in such litigation make settlement appropriate.

Management believes that an adequate provision for probable losses has been made and, accordingly, believes that the ultimate disposition of such matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations.

Credit risk: The Company extends credit to customers in the ordinary course of business. A substantial portion of its customers’ ability to honor their contracts is dependent upon the ethanol industry. The Company has a significant concentration of accounts receivable with Provista, its ethanol marketing joint venture, to which it currently sells all its ethanol.

The Company maintains its cash balances with commercial banks in deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents. At December 31, 2007, the Company had $19.5 million of cash equivalents which were invested in money market funds held through one banking institution.

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

Lease commitments: The Company leases hopper rail cars used to transport distillers grains and corporate office space under operating leases. The Company’s future minimum lease payments are as follows (in thousands):

Leases
2008	$3,315
2009	2,945
2010	2,484
2011	2,372
2012	2,068
Thereafter	2,141

$15,325

The total rental expense for all operating leases for the year ended December 31, 2007 was $4.0 million and the net rental expense, after deducting rental income of $2.7 million from subleases to third-parties was $1.3 million. The total rental expense for all operating leases for the year ended December 31, 2006 was $5.7 million and the net rental expense, after deducting rental income of $4.8 million from subleases to third-parties was $0.9 million. The Company is currently in the process of assigning a number of these cars to other ethanol producers.

The Company is responsible for repairs and maintenance on the hopper rail cars, as well as damages that are assessed at the end of the lease term. Accruals recorded for estimated damages as of December 31, 2007 and 2006 were $0.9 million and $0.3 million, respectively.

Guarantees: On November 2, 2007, the Company entered into a Second Amended and Restated Guaranty, the terms of which provide that the Company will guarantee up to the lesser of 50% or $10.0 million of Provista’s debt outstanding pursuant to the Amended and Restated Loan and Security Agreement dated as of August 31, 2006, between Provista and LaSalle Bank National Association, as subsequently amended. The agreement provides a recourse provision. None of the assets of Provista are held as collateral to cover exposure of the guarantee. Prior to the execution of the guaranty by the Company, CHS had guaranteed up to $20.0 million of Provista’s indebtedness under the loan agreement. Following the execution of the guaranty, CHS’s guarantee was reduced to $10.0 million by the execution of a Guarantee substantially similar to that executed by the Company.

Note 16:    Related Party Transactions

Transactions with Capitaline Advisors, LLC and Affiliates

Capitaline Advisors, LLC (Capitaline Advisors) is owned by Gordon Ommen, the Company’s Chief Executive Officer and President and a major stockholder. Capitaline Advisors provides the Company with consulting and administrative services and office space in Brookings, South Dakota, pursuant to a services agreement. For the years ended 2007, 2006 and 2005, the Company paid Capitaline Advisors $0.2 million, $0.8 million and $0.3 million, respectively, for the services and office space provided under this agreement. In addition, the Company paid Capitaline Advisors a monthly fee for travel services, including the use of aircraft owned by Capitaline Advisors, and other miscellaneous expenses. The Company had previously entered into two aircraft lease agreements with Capitaline Advisors pursuant to which we paid a monthly fee as well as hourly usage fees for the use of two airplanes owned by Capitaline Advisors. On October 31, 2007, the Company terminated the lease agreement for the aircraft. For the years ended December 31, 2007, 2006 and 2005, the Company paid Capitaline Advisors $0.6 million, $0.3 million and $0.01 million, respectively, for these travel

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

services. The Company had no outstanding payables and $37 thousand to Capitaline Advisors at December 31, 2007 and 2006, respectively.

On May 23, 2006, the Company terminated a financial advisory services agreement with Capitaline Advisors and paid Capitaline Advisors a termination fee of $4.8 million, which is included in selling, general and administrative expenses. Under the agreement Capitaline Advisors had the right to provide the Company financial advisory services in connection with any purchase, acquisition, sale or disposition of any properties or assets having an aggregate transaction value in excess of $5.0 million. Capitaline Advisors also had the right to provide financial advisory services in connection with any public securities offering by the Company. In November 2005, the Company issued stock options for the purchase of 812,500 shares valued at $1.8 million to Capitaline Advisors in connection with the termination of an administrative services agreement.

In March 2006, Gordon Ommen and Capitaline Renewable Energy III, LP, one of the funds managed by Capitaline General Partner, LLC, which in turn is managed by Capitaline Advisors, purchased 310,312 and 3,250,000 shares of the Company’s common stock, respectively, for a purchase price of approximately $2.5 million and $26.0 million, respectively, in connection with a private stock sale transaction. In September 2005, Capitaline Renewable Energy II, LP, purchased 6,875,000 shares of the Company’s common stock for an aggregate of $27.5 million in connection with a private stock sale.

Transactions with Fagen, Inc. and Affiliates

Fagen, Inc., a company related by common ownership, has either constructed, or is in the process of constructing, all of the Company’s ethanol plants. For the years ended December 31, 2007, 2006 and 2005, the Company paid Fagen, Inc. $399.8 million, $188.4 million and $41.4 million, respectively, for construction services. At December 31, 2007 and 2006, the Company had outstanding payables to Fagen, Inc. of $21.8 million and $18.5 million, respectively.

During 2007 the Company leased 150 railcars from Midwest Ethanol Transport, LLC (Midwest Ethanol), a company owned and controlled by Ron Fagen. In 2007 the Company paid Midwest Ethanol $1.1 million. In December 2007, the Company transferred 100 of these cars to an unrelated third party.

In March 2006, Ron Fagen and Platte Valley Energy, LLC, an entity owned and controlled by Ron Fagen and his spouse, Diane Fagen, purchased 310,312 and 1,675,000 shares of the Company’s common stock, respectively, for a purchase price of approximately $2.5 million and $13.4 million, respectively, in connection with a private stock sale transaction. Ron Fagen had significant ownership in Platte Valley, Ord and UBE at the time the Company acquired these entities.

In November 2005, the Company issued stock options for the purchase of 812,500 shares valued at $1.8 million to Global Ethanol, Inc, a company that is 90.36% owned by Ron and Diane Fagen, in connection with the termination of an administrative services agreement.

Transactions with CHS Inc.

The Company’s executive offices are located in Inver Grove Heights, Minnesota, where office space is leased from CHS. For the year ended December 31, 2007 and 2006, the Company paid CHS $2.0 million and $0.3 million, respectively, as rent under the lease for this office space. The Company purchased $26.3 million and $12.7 million of grain from CHS during the years ended December 31, 2007 and 2006, respectively. At December 31, 2007 and 2006, the Company had outstanding payables to CHS of $0.1 million and $0.02 million respectively.

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

On March 31, 2006, CHS purchased 4,375,000 shares of the Company’s common stock for an aggregate purchase price of $35.0 million in connection with a private stock sale transaction. On November 17, 2005, CHS purchased 8,750,000 shares of the Company’s common stock for an aggregate price of $35.0 million in connection with a private stock sale transaction.

In March 2006, the company sold 50% of its membership interest in its wholly-owned subsidiary, Provista, to CHS (see Note 9).

Transactions with Provista Renewable Fuels Marketing

Provista is a 50% owned equity method affiliate of the Company. In March 2006, the Company entered into a master agreement whereby Provista markets all the ethanol production at its existing and future plants, except the Marion plant. For the years ended December 31, 2007 and 2006, the Company sold $502.2 million and $61.9 million of ethanol to Provista, respectively. The sales for 2006 represent the period beginning September 1, 2006 and ending December 31, 2006, after the deconsolidation. Sales to Provista are net of marketing fees based on a percentage of the ethanol sales price, terminal storage fees and outbound freight. In addition, the Company reimburses Provista for amounts paid to lease ethanol railcars, and repair and maintain these cars.

Revenues are net of marketing fees, terminal storage fees and outbound freight related to sales transactions of $48.4 million and $4.3 million for the years ended December 31, 2007 and 2006, respectively. In addition, for the years ended December 31, 2007 and 2006, the Company paid Provista $8.4 million and $1.4 million, respectively, related to utilization of ethanol railcars, which include fees related to future repairs and maintenance on these cars, which are recorded in cost of goods sold. The Company’s future minimum lease payments for operating leases payable to Provista for railcars is as follows (in thousands):

2008	$10,068
2009	15,926
2010	15,926
2011	15,222
2012	11,245
Thereafter	21,382

$89,769

At December 31, 2007, the Company had an outstanding receivable of $36.2 million related to sales transactions and an outstanding payable of $0.1 million. At December 31, 2006, the Company had an outstanding receivable of $11.2 million and an outstanding payable of $0.1 million.

CHS serves as the manager of Provista. As manager, CHS is paid a management fee equal to the costs of CHS of providing the management services, with the amount of such fee to generally be determined on an annual basis by mutual agreement of Provista and CHS. Provista paid CHS $2.4 million and $1.2 million for management services provided to Provista for the years ended December 31, 2007, and 2006, respectively.

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

Note 17:    Income Taxes

Net deferred tax liabilities consist of the following components as of December 31, 2007 and 2006 (in thousands):

	2007	2006
Deferred tax assets:
Stock-based compensation and payments	$1,822	$1,456
Organization and start up costs	824	1,168
State tax credit carryforwards	21,881	21,825
Federal tax credit carryforwards	667	—
Net operating loss carryforward	15,081	1,647
Derivative financial instruments	4,473	—
Other	1,627	885

Total deferred tax assets	46,375	26,981
Less: valuation allowance	(21,881)	(21,825)

Net deferred tax assets	$24,494	$5,156

Deferred tax liabilities:
Derivative financial instruments	$—	$(2,572)
Property and equipment	(65,043)	(30,317)
Finite life intangible assets	(990)	(799)
Prepaid expenses	(1,112)	(1,193)
Other	(909)	(287)

Total deferred tax liabilities	(68,054)	(35,168)

Net deferred tax liabilities	$(43,560)	$(30,012)

The components giving rise to the net deferred tax liabilities described above that have been included in the accompanying balance sheets as of December 31, 2007 and 2006, are as follows (in thousands):

	2007	2006
Current assets	$4,279	$—
Current liabilities	—	(2,913)
Noncurrent liabilities	(47,839)	(27,099)

Net deferred tax liabilities	$(43,560)	$(30,012)

The federal net operating loss carryforwards of $14.5 million expire in 2026. The state net operating loss carryforwards begin to expire on dates varying from 4 to 20 years, based on state regulations. The federal credit carryforward expires in 2025 to 2027. The state tax credits expiration dates vary from 6 to 20 years, based on state regulations.

As of December 31, 2007, the Company has a $21.9 million valuation allowance related to acquired and generated state tax credits. The valuation allowance is deemed necessary because the realization of the state tax credits depends upon generating sufficient taxable income in the applicable states, prior to expiration of the credits. Of this amount $5.9 million relates to acquired state tax credits of Platte Valley, and will be used to reduce goodwill if the valuation allowance on these credits is ever reversed. The reversal of other valuation allowance amounts, if ever recognized, will reduce future income tax expense. The 2007 change in valuation

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

allowance includes an additional $1.7 million in allowance generated state tax credits less a reversal of $1.6 million, the realization of which is not dependent on taxable income.

The provision for income tax expense (benefit) charged to operations for the years ended December 31, 2007, 2006 and 2005 consists of the following (in thousands):

	2007	2006	2005
Current:
Federal	$318	$(243)	$222
State	(126)	6	54
Deferred:
Federal	11,832	9,114	(588)
State	(318)	791	(89)

	$11,706	$9,668	$(401)

The income tax expense (benefit) differs from the amount of income tax expense (benefit) determined by applying the U.S. Federal income tax rate to pretax income or loss for the years ended December 31, 2007, 2006 and 2005, due to the following (in thousands):

	2007	2006	2005
Computed “expected” tax expense (benefit)	$10,162	$10,398	$(1,621)
State income tax expense (benefit), net of federal tax effect	656	318	(139)
State tax credits	(1,137)	(15,910)	—
Change in valuation allowance	36	14,560	1,331
Merger costs	1,010	—	—
Goodwill impairment	641	—	—
Other, net	338	302	28

	$11,706	$9,668	$(401)

The Company adopted the provisions of FASB Interpretation (FIN) No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, on January 1, 2007. FIN 48 prescribes how a company should recognize, measure, present and disclose uncertain tax positions that the Company has taken or expects to take in its income tax returns. FIN No. 48 requires that only income tax benefits that meet the “more likely than not” recognition threshold be recognized or continue to be recognized on its effective date.

As a result of the implementation of FIN 48, the Company recognized a $0.2 million decrease in the liability for unrecognized tax benefits. This decrease was accounted for as an adjustment to the January 1, 2007, balance of retained earnings. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at January 1, 2007	$1,301
Decreases as a result of tax positions taken during a prior year	(451)
Increases as a result of tax positions taken during the current year	6,211

Balance at December 31, 2007	$7,061

As of December 31, 2007, the total amount of gross unrecognized tax benefits that, if recognized, would impact the effective tax rate is $219 thousand ($195 thousand net of federal benefit). The remaining unrecognized tax benefits, if recognized, will impact future income tax provisions.

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

The Company recognizes interest and penalties accrued on unrecognized tax benefits, as well as interest received from favorable tax settlements, within income tax expense. During 2007, the Company accrued $5 thousand ($3 thousand net of federal benefit) of interest, and no penalties. As of December 31, 2007, there is $5 thousand ($3 thousand net of federal tax benefit) of interest, and no penalties, accrued.

The Company files income tax returns in the U.S. federal and state jurisdictions. The Company is currently under examination by the Internal Revenue Service for its 2005 and 2006 tax years. The Company has not recorded any material adjustment in the liability for unrecognized income tax benefits related to this audit. Additionally, the years 2004 through 2007 remain open for examination by federal and state agencies.

Given the existing tax positions will continue to generate increased liabilities for unrecognized tax benefits over the next 12 months, and the fact that the Company is currently under audit by the IRS, it is reasonably possible that significant changes in the gross balance on unrecognized tax benefits may occur within the next 12 months. An estimate of the range of such gross changes cannot be made at this time. However, the Company does not expect the changes to have an impact on its effective tax rate or expected cash payments for income taxes within the next 12 months.

Note 18:    Retirement Plan

The Company sponsors a 401(k) retirement plan covering substantially all employees. Total matching contributions by the Company to this plan were $0.5 million, $0.2 million and $0.1 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Note 19:    Quarterly Financial Information (unaudited)

	Quarter
	1st	2nd		3rd		4th
2007
Revenues	$132,217	$154,404		$150,045		$151,948
Gross profit	$18,142	$19,211		$28,785		$4,811
Net income (loss)	$5,242	$8,285	(1)	$11,078	(2)	$(7,199	)(3)
Net income (loss) per common share:
Basic	$0.08	$0.12		$0.15		$(0.09)
Diluted	$0.08	$0.12		$0.15		$(0.09)
2006
Revenues	$6,019	$21,095		$33,250		$64,171
Gross profit	$624	$6,389		$9,582		$29,573
Net income (loss)	$(1,378)	$(1,655	)(4)	$2,510		$20,955	(5)
Net income (loss) per common share:
Basic	$(0.04)	$(0.03)		$0.04		$0.36
Diluted	$(0.04)	$(0.03)		$0.04		$0.35

1)	Net income in 2007 included $2.5 million, net of taxes, from the final payment on the sale of the construction build slot.
2)	Net income in 2007 included $1.6 million, net of taxes, related to a loss on the impairment of UBE assets.
3)	Net income in 2007 included $2.8 million, related to merger expenses with VeraSun.
4)	Net income in 2006 included a $3.2, million, net of taxes, one-time payment related to the termination of a financial advisory services agreement with Capitaline, a related party.
5)	Net income in 2006 included $5.4 million, net of taxes, from the payment received from the sale of a construction build slot.

US BioEnergy Corporation

Notes to Consolidated Financial Statements (continued)

Note 20:    Pending Merger

On November 29, 2007, the Company entered into an Agreement and Plan of Merger with VeraSun Energy Corporation (VeraSun) subject to the terms and conditions of the merger agreement. Each issued and outstanding share of US BioEnergy common stock will be converted into the right to receive 0.810 shares of VeraSun common stock. The merger is subject to a number of customary closing conditions, including (i) the approval of the merger by the shareholders of US BioEnergy and (ii) the approval of the issuance of VeraSun common stock in the merger by the shareholders of VeraSun. As of December 31, 2007, the Company had recorded $2.8 million of expense related to the merger in other income, net, in the consolidated Statements of Operations. The joint proxy statement/prospectus, was mailed on March 3, 2008, to the Company’s shareholders of record as of February 8, 2008. A special meeting of US BioEnergy shareholders is scheduled for March 31, 2008, where shareholders will be asked to consider and vote on the proposed merger.